Exhibit 99.2
Conference Call Transcript
MRVC — Q1 2006 MRV Communications Earnings Conference Call
Event Date/Time: Apr. 26. 2006 / 4:30PM ET
CORPORATE PARTICIPANTS
Anne-Marie Frisch
MRV Communications — IR
Noam Lotan
MRV Communications — CEO, President
Kevin Rubin
MRV Communications — CFO, Communications
Near Margalit
MRV Communications — CEO, LuminentOIC
CONFERENCE CALL PARTICIPANTS
Dave Kang
Roth Capital — Analyst
Greg Waters (ph)
Investors Asset Management — Analyst
Tim Quinlick (ph)
Mayo Capital — Analyst
PRESENTATION
Operator
Good afternoon, ladies and gentlemen and welcome to the first quarter 2006 financial results conference call. [OPERATOR INSTRUCTIONS] As a reminder, this conference is being recorded, Wednesday, April 26, 2006. I would now like to turn the conference over to Miss Anne-Marie Frisch. Please go ahead, ma’am.
Anne-Marie Frisch — MRV Communications — IR
Thank you, operator and good afternoon, everyone. Thank you for joining us today to discuss MRV’s first quarter of 2006 financial results. I’m joined today by Noam Lotan, President and CEO; Kevin Rubin, CFO of MRV Communications; as well as Near Margalit, CEO of LuminentOIC. Earlier this afternoon, the Company issued a press release reporting its first quarter of 2006 financial results. A financial presentation designed to guide participants through the call will also be available. The press release and presentation can be viewed at ir.mrv.com. For reference, we’ve arranged a tape replay of this call which can be accessed by phone. The replay will take effect approximately one hour after the call’s conclusion and will be available for 48 hours. The dial-in number for this replay is 1-800-405-2236. International, (303)590-3000. Access code 11058530. This call is also being webcast live with a web replay available. These may both be accessed from the Investor Relations section of MRV’s website at ir.mrv.com.
Before we begin, I’d like to make a brief statement regarding forward-looking remarks. Certain comments made in this presentation may be characterized as forward-looking under the Private Securities Litigation Reform Act of 1995. Those statements involve a number of factors that could cause actual results to differ materially, additional

Exhibit 99.2-1

information concerning these factors is contained in the Company’s filing with the SEC. Copies are available from the SEC, from the MRV website at ir.mrv.com or from our Investor Relations department. I would now like to turn the call over to Noam Lotan, MRV’s President and CEO. Noam?
Noam Lotan — MRV Communications — CEO, President
Thank you, Anne-Marie, good afternoon and thank you for joining us today. We extend a special welcome to those of you who are new to our call. We’re very pleased to discuss our first quarter performance with you. Q1 results highlight continued strength in our optical component subsidiary, Luminent, and in our network equipment business unit.
With a good Q1 behind us, MRV Communications is off to a good start for the year. We enjoyed stronger revenue than we had originally expected. 73-point — $77.3 million, versus our previous guidance of 71 to $75 million. This revenue total represents a 25% year-over-year increase reflecting the continuing momentum that we saw last quarter. We expect this momentum to further continue in Q2. Gross margins improved significantly as a result of shifting product mix in favor of a larger portion of MRV’s core products versus European system integration. Earnings per share for Q1 was a $0.03 loss and within guidance. It was a significant improvement over Q1 of last year, where EPS was negative $0.06. As mentioned before, our stated goal is to turn consistently profitable by Q4 of this year on a non-GAAP basis.
The growth driver for our network equipment business grew 15% year-over-year, but more importantly, Luminent, where our sales grew 43% sequentially and 56% year-over-year. Growth was driven by demand for ONT Triplexers being used in Verizon’s FTTP deployment, as well as other metro and access deployment for Optical Components. We’re extremely proud of our optical component group, headed by Near Margalit, Luminent’s CEO. Luminent’s 43% sequential growth came on the heel of a 16% sequential growth in the prior quarter. The continued success of Verizon FTTP deployment, as well as other projects, point to a broad based strength across our entire optical component business. Clearly, Luminent is overachieving in terms of growth initiatives we’ve set for it. Its people have done a superb job. Their efforts resulted in growth and higher gross margins while at the same time, maintaining leadership in the market that continues to expand.
We have great confidence in Luminent’s continued growth in 2006. Demand continues to be primarily driven by Fiber-to-the-Home and Fiber-to-the-Core of deployment. Carriers are developing strategies to increase bandwidth available to customers and develop capabilities to deploy voice, video, and Internet, or triple play services, to compete with the major cable companies. Verizon’s service guide states the following, “FIOS prepares you for the high-tech applications that will emerge in the future. Your home is now ahead of its time.” Verizon FIOS TV is already available in 17 Texas cities. By the end of the year, Verizon plans to offer FIOS TV to nearly 400,000 North Texas households, or a million viewers, which constitutes 1/3 of Verizon’s landline customers in Texas. FIOS TV is now available in selected cities in Virginia, New York, Maryland, Massachusetts. Looking forward, we’re encouraged by future FTTP initiatives as Luminent continues to work on Next Generation GPON standards.
Equally exciting is Luminent’s growing presence in access and metro transceivers. With other major customers, such as Sienna and Redback. Near Margalit will provide additional highlights in a moment. While we are enthusiastic about Luminent, we continue to make progress in our Networking Group. MRV’s core networking business posted improving gross margins and our system integration business in Europe continued to expand its presence with leading operators. As I mentioned, revenue for the Networking Group was up 15% year-over-year. We continued to invest in growing our business during Q1, primarily we completed the hiring of new sales and support people to our Networking Group. These additions, which are now complete, added to expenses in the short-term, but we’re confident that they will contribute to our goal of reaching sustained profitability by the end of the year. Kevin will now provide details on our financial results. Following Kevin, Near will provide and update on our optical component business. Following Near, I will add some comments on network equipment business and them we will take your questions. At this time, I’d like to turn the call over to Kevin.

Exhibit 99.2-2

Kevin Rubin — MRV Communications — CFO, Communications
Thank you, Noam. I should mention that unless I specifically note otherwise we are discussing all numbers on a non-GAAP basis, prior to noncash charges for the impact of share-based compensation, as required under FAS 123R, which we adopted effective January 1, ‘06. These noncash share based compensation charges totaled $739,000 in the first quarter. A full reconciliation of the non-GAAP financial measures covered in this call to the most comparable GAAP measures is available in our press release issued after the market closed today. In the first quarter, we reported 77.3 million in revenue, an increase of 25% compared to $62 million in the same period last year.
Sequentially, revenues decreased 15% from $91.2 million in the preceding fourth quarter, due to traditional seasonality in the first quarter of the year. Of note, our results would have been even better except for the impact of foreign currency. On a constant currency basis, our revenue in the first quarter of ‘06 would have increased an additional $1.7 million sequentially or $4.7 million year-over-year. Revenue generated from internally-developed and manufactured products and related services grew 9.1 million or 25% year-over-year and represented 60% of revenue. Revenues generated from the sales of third party products decreased as a percentage of total sales from the immediately preceding quarter and were consistent with historical trends. Our networking business reported first quarter revenue of 57.7 million, reflecting year-over-year growth of 15%. Demand was strong for our internally developed products, specialized for defense and aerospace, which increased 26% sequentially. Our systems integration business posted another solid quarter with a strong showing in Italy.
Turning to our Optical Components business, we reported an increase in revenue of 43% over the immediately-preceding quarter to 20.4 million. This increase in revenue was primarily concentrated in North America through sales of our Triplexer tranceiver for the Verizon FIOS project. We are also experiencing broad-based strength from our other optical products. Revenue from our metro and access transceivers were 5.2 million this quarter, an increase of 51% sequentially and 82% year-over-year. From a geographical perspective, Europe remained our strongest region, accounting for approximately 63% of revenue. However, the concentration of revenue in Europe decreased from 74% of revenue in the previous quarter.
We also had a strong performance in North America, representing one-third of our quarterly revenue and revenue growth of 19% sequentially. As previously mentioned, our North American revenue growth was driven by increases in the sales of fiber optic components for Fiber-to-the-Home. Our gross margin this quarter was 34%, up more than 400 basis points, compared to 29% in the preceding fourth quarter and relatively flat compared to the same period last year. The sequential increase is gross margin is the result of a favorable product mix. Gross margin from our Optical Components Group remains strong at 21%, increasing over last quarter’s level of 20% and a substantial improvement compared to 8% recorded in the same period last year. Optical component margin improvement is due to lower production costs and greater operational efficiency through the scale of increased volume. Our gross margin realized in our core networking business was also strong at 57%, as sales of our internally developed networking products specialized for defense and aerospace had a good quarter and carry higher margins.
Gross margins from our systems integration and distribution business increased 410 basis points sequentially to 26% within our historical average range of 25 to 27%. This improvement reflects improved margins from the decrease in sales of third quarter equipment during the quarter compared to fourth quarters levels. Our total operating costs and expenses were 27 million or 35% of revenue in the first quarter, which compares to 40% of revenue in the first quarter of last year and 30% of revenue in the preceding fourth quarter. In absolute dollars, operating expenses decreased from the immediately preceding quarter, but were still higher than our previous expectations. This increase is due to three primary factors.
First we accelerated the investment in our worldwide sales organization ahead of schedule. This investment was substantially completed this quarter with the full impact of this investment expected to be realized in the second quarter. As we previously guided, this investment was originally expected to add incremental expense in the range of 1 million to 1.5 million. We expect the actual incremental expense to be at the high end of that guidance. As Noam mentioned, we expect to see the results of this investment later this year through revenue growth. Second, Luminent increased spending in R&D associated with GPON. Near will elaborate on the status of GPON during his

Exhibit 99.2-3

discussion. Finally, we experienced higher variable based compensation, such as sales rep commissions associated with the higher than expected first quarter revenue.
Looking at the second quarter of 2006, we expect operating expenses to be in the range of 27.5 million to 28.5 million. For the first quarter, our networking business reported an operating loss of approximately $600,000. It is important to note that our corporate overhead expenses have been historically allocated to our networking business. Our Optical Components Group was nearly break even, reporting an operating loss of less than $100,000. This quarter, we reported a net loss of $0.03 per share, which is in line with guidance. This compares to a net loss of $0.02 per share in the immediately preceding seasonally strong fourth quarter and a net loss of $0.06 in the year-ago period.
Turning to the balance sheet, quarter-end cash, cash equivalents, time deposits, short- and long-term investments stood at 131.8 million, compared to 69.5 million at the end of the preceding fourth quarter. This increase in cash reflects net proceeds of 70 million from our equity private placement offering, which was completed last month. As we have mentioned, this increased cash position will be used in part to support the expected continued growth in our business. During the quarter, we spent approximately 1.4 million on CapEx. Accounts receivable decreased to 89.3 million in the first quarter, compared to $92.5 million in the preceding fourth quarter. Our day sales outstanding increased to 105 days from 92 days reported in the fourth quarter. This increase in DSOs is affected by the longer collection cycles, typical in certain European markets in which we do business. Consistent with our historical trends, our DSOs increased in the first quarter of the year.
Inventories increased to 55 million in the first quarter, compared to 42.2 million in the preceding fourth quarter. This increase in inventory is the result of two factors. First, our Optical Components business has increased inventory to meet the ongoing demand for its Triplexer and metro and access transceivers. We also experienced an increase in inventory related to contractual projects at our system integration business that are in process and expected to materialize later this year. Consequently, our days in inventory increased to 97 days this quarter, compared to 60 days reported in the preceding fourth quarter.
Looking forward, we currently anticipate second quarter of 2006 revenue in the range of 82 to 87 million, representing a year-over-year growth of 27 to 35%. We expect to see a continued strong sequential increase in revenue from our Optical Components business in the range of 23 to 25 million. On the bottom line, we currently expect to report a net loss in the range of $0.01 to $0.02 per share on a non-GAAP basis, which excludes share base compensation expense. On a GAAP basis we currently expect to report a net loss in the range of $0.02 to $0.03 per share. I would now like to torn the call over to Near Margalit, CEO of LuminentOIC for additional discussion on our Optical Components business.
Near Margalit — MRV Communications — CEO, LuminentOIC
Thank you, Kevin. Q1 results for LuminentOIC provided significant revenue growth across both our FTTP and metro tranceiver product lines. Revenue for the quarter was 20.4 million, a 43% sequential increase and 56% increase over the same period last year. On an operating basis, our loss for the quarter was $474,000, excluding depreciation and stock-based compensation, our profit for the quarter was $671,000. Gross margin of 21% stayed within our long-term target range of 20 to 25%.
Operating costs were $4.6 million or 23% of revenue, which was slightly higher than our long-term target of 15 to 20%. Continued revenue growth in the coming quarters should put us within the operating cost range. The increase in operating costs are composed of inclusion of stock-based compensation, increased commission to sales reps with higher revenue and higher R&D material for GPON development. Capacity in certain segments of our manufacturing lines need expansion through this year to meet the continued increase in units demand. Production for the first quarter totaled 330,000 modules, including FTTP, transceivers and fiber discrete devices.
Our current overall module capacity is about 1.5 million units a year. Through a combination of capital equipment spending and outsourcing, we expect to raise the total capacity to 2 million units a year through the course of this

Exhibit 99.2-4

year. Total capacity expenditures on manufacturing equipment for this year will be in the range of $1.5 million to achieve this capacity expansion.
GPON remains a focused area for development and mass production. We believe that the TRIBOC Committee has narrowed the list of potential vendors to three to five telecom companies. We’re deeply engaged with these companies in delivering the technical requirements presented in the TRIBOC RFP. Further thinning of the field is likely to occur in Q2 or early Q3. Our top five customers for the quarter were Telus, Motorola, Sienna, Redback and Alcatel. Metro and access transceivers grew to more than $5.1 million in revenue for the quarter. Representing an amazing 51% sequential growth and an 82% growth over the same period last year. We have been talking for several quarters now about the potential for metro and access tranceiver line. This was clearly a breakout quarter for this product line.
We continue to be capacity-constrained on our DWM SFP product line and expect to allow for supply and demand to equalize in the second half of Q2. Future yield improvements in the DWM SFP line will significantly help our overall gross margin results. For Q2, we expect to have another great quarter, revenue for Q2 should result in 23 to $25 million. I’d like to turn the call back over now to Noam.
Noam Lotan — MRV Communications — CEO, President
Great job. Clearly there’s a lot of excitement at Luminent. Competition between the telecos and the traditional cable providers on triple play services will continue to drive spending for broadband access and metro optical equipment, including metro ethernet. Accordingly, MRV network equipment business is getting great traction in WDM metro deployments. In one example, MRV announced yesterday that Limelight Networks has chosen our Lambda driver for its newly built 10 gigabit ethernet network, supporting content delivery services from its various Silicon Valley locations. Limelight, which delivers high bandwidth, large content libraries via the Internet has a customer roster that includes ABC radio, Dreamworks, MSNBC, MPR, Real Networks and Virgin.
Our system integration business in Europe enjoyed another strong quarter with a 25% year-over-year increase in revenue. Growth was driven by our operations in Italy which continued to solidify its positioning with leading carriers in that region. As Kevin pointed out, both our core products, as well as our system integration activity posted sequential gross margin improvement in Q1. The core achieved the gross margin of 57% and our system integration and distribution business achieved 26%. As Kevin noted, and it’s worth repeating, improvement reflected a change in product mix, especially due to stronger aerospace and defense network equipment sales, mainly to the U.S. government.
We continue to be optimistic about growth in metro ethernet, a substantial market which will be instrumental to our future growth. In Europe, our system integration plans from selling both MRV and third party products is taking advantage of this strong opportunity. Carriers in Europe are now using our metro ethernet equipment to support hundreds of thousands of customers. In North America, more and more services are migrating from traditional TDM signed architecture to metal ethernet. This trend significantly increases our addressable markets.
During Q1, we finished increasing our worldwide sales and support organization, primarily in the North American market. While these staffing additions affect our operating expenses over the short-term, we believe it will carry a strong ROI for our business over the long-term. We expect the new sales teams to start having an impact in the second half of the year since it takes about 9 to 12 months for them to ramp up into full production. Given the growth opportunities and high margin generated by our core networking products, we have committed to adding salespeople, strictly selling our own products. Changing the revenue mix in favor of the core, which carries a high margin, will help us reach consistent profitability by Q4 of this year. And with that, I want to thank you for listening and I want to ask the operator to guide us into Q&A. Thank you.

Exhibit 99.2-5

QUESTION AND ANSWER
Operator
Thank you, sir. [OPERATOR INSTRUCTIONS] First question comes from Dave Kang with Roth Capital.
Dave Kang — Roth Capital — Analyst
Thank you, good afternoon. Nice quarter, gentlemen.
Noam Lotan — MRV Communications — CEO, President
Thank you.
Dave Kang — Roth Capital — Analyst
I guess the first question is your customer Tellabs, their excess sales were down 9%. I think their FTTS business was down sequentially, as well. Can you just explain the disconnect between them and you? Are they building inventories or are they losing market share to perhaps Motorola? Provide any color on that situation, please?
Kevin Rubin — MRV Communications — CFO, Communications
I think probably the most likely explanation is we did not provide any components for them for their OLT equipment and we also were primarily exposed to the FTTP ONT, not so much to the fiber to the curb stuff. So, we think the ONT business where we’re exposed to is still growing quite well. We’re now confident they’re not building any inventory.
Dave Kang — Roth Capital — Analyst
What about Motorola, since Motorola was one of your top customers, as well are they taking market share from Tellabs? Or Verizon food chain?
Kevin Rubin — MRV Communications — CFO, Communications
I think there appears to be some sort of a fixed percentage between — that doesn’t seem to be altering between Motorola and Phillips.
Dave Kang — Roth Capital — Analyst
And as far as GPON is concerned, even Tellabs indicated that I guess there will be a second half over next year event. Can you give us a preview as far as what to expect as far as operating model is concerned and potential competitors? Once GPON market arrives next year?
Kevin Rubin — MRV Communications — CFO, Communications
It’s pretty early to get to a real detailed environment on that. I think we’re obviously trying to get to similar situations we have currently in the BPON market. Where we have a bit of incumbency status at the top — at the top system providers and I think we’ve got a pretty good track record in delivering these high-quantity units for Fiber-to-the-Premise. So we can’t make any commitments right now, but we are certainly working towards a similar market share situation that we want for BPON.

Exhibit 99.2-6

Dave Kang — Roth Capital — Analyst
Okay. And what was the third party business in terms of dollars? And what’s your guidance for the current quarter?
Kevin Rubin — MRV Communications — CFO, Communications
I don’t — we didn’t specifically provide the dollar value of the third party business, but it was 40% of the consolidated revenue.
Dave Kang — Roth Capital — Analyst
Got it. Should we expect similar amounts for the quarter?
Kevin Rubin — MRV Communications — CFO, Communications
I would expect more of a historical shift next quarter. We will — we will see the third party grow as a percentage of total revenue, but I don’t expect it to reach the fourth quarter levels.
Dave Kang — Roth Capital — Analyst
And, Noam, among switching router vendors, they’re having some cross currents, so, your performance was, I would say, better than some of the other — your competitors. Can you just talk about what’s going on in the switching, the routers market, obviously you’re outperforming the industry at this point. Is that more because of increased sales infrastructure or what’s going on there, please?
Noam Lotan — MRV Communications — CEO, President
It’s a combination of our own switches and routers as well as third party switches and routers. Just an ongoing deployment, mostly with carriers and mostly in Europe, although I did mention that also in the last quarter earning’s call that we are beginning to deploy North America, as well.
Dave Kang — Roth Capital — Analyst
Got it. Thank you very much.
Noam Lotan — MRV Communications — CEO, President
Thank you, Dave.
Kevin Rubin — MRV Communications — CFO, Communications
Thank you.
Operator
Our next question comes from Greg Waters with Investors Asset Management. Please go ahead.

Exhibit 99.2-7

Greg Waters — Investors Asset Management — Analyst
Good afternoon. Near, a great sequential growth at 43%. It seems like each conference call I hear additional focus on Luminent and Near as the CEO. At some point, I know MRV has tried this at one point in the past, and maybe deja vu all over again, but is there any chance of trying to unlock some of the value in Luminent at some point in the future?
Noam Lotan — MRV Communications — CEO, President
Greg, let me address this. Obviously there’s a lot of value and we’re well aware of that. But I — I have to tell you that right now we are clearly at the — at the period where we have to really focus on meeting customer demand and we have to focus on the business at hand and we cannot possibly take our eye off the ball, so, we’re really fully focused on what it takes to grow the business. And the other opportunities, we may choose to, not to focus on right now. I don’t know if that answers your questions.
Greg Waters — Investors Asset Management — Analyst
That’s as clear as I’m sure you can be at this point. That sounds fine. I saw a decline in the console management side of your equipment. What’s going on with that? And if you can give me some color on the media converter product, as well?
Noam Lotan — MRV Communications — CEO, President
Yes, there was a decline in Q1 in the console server and the out of bay networking, but it was mostly a result of a timing of a certain order that we were expecting and actually the situation with the out of band networking is very positive. We’re making very strong inroads. In fact, next week, those of you will have a chance to visit us at the N plus I you will be able to see that we have a very comprehensive suite where we have some new product announcement that was scheduled for the current quarter and all in all, we are actually taking a — out of band networking solution to new levels right now, by addressing data centers, large data centers, financial institutions, basically focusing on business continuity. And what was your second question? Media converter? Media cost connect, I’m sorry.
Greg Waters — Investors Asset Management — Analyst
Actually, both, the question was media converter, but. Where are you seeing the most traction in your networking equipment right now, other than government sales? Which products look like they’re picking up?
Noam Lotan — MRV Communications — CEO, President
I’d say that most traction right now on the metro deployment and primarily on the optical side, but also on the switches and routers. So we’ve seen more traction right now on the metro with service providers, with municipalities, with carriers, both on the optical side and also on the switches and routers and access equipment.
Greg Waters — Investors Asset Management — Analyst
Thanks a lot, and again, good quarter, guys.
Noam Lotan — MRV Communications — CEO, President
Thanks, Greg.

Exhibit 99.2-8

Operator
Thank you. Our next question question is a follow-up question from Dave Kang.
Dave Kang — Roth Capital — Analyst
Okay, just one quick question. Regarding your guidance of 23 to $25 million for Optical or Luminent, what should our expectation be for non-Triplexer, I think you came in around what, 5 million or so first quarter? What do you—?
Kevin Rubin — MRV Communications — CFO, Communications
5 million was the metro tranceiver product line. We added approximately another 2 million in discrete components invested—.
Dave Kang — Roth Capital — Analyst
So, another 2 million?
Kevin Rubin — MRV Communications — CFO, Communications
Yes, we’re looking — I think we’re looking at essentially the mix, outside of discretes are becoming a smaller portion of our product offering but we’re looking at the ratio. The Fiber-to-the-Home and tranceiver staying relatively constant.
Dave Kang — Roth Capital — Analyst
So, similar—?
Kevin Rubin — MRV Communications — CFO, Communications
Similar growth rates.
Dave Kang — Roth Capital — Analyst
Got it. All right, thanks.
Operator
Thank you. Our next question comes from Tim Quinlick with Mayo Capital.
Tim Quinlick — Mayo Capital — Analyst
Congratulations on a great quarter, you guys. I just wanted to kind of go through a little bit on the receivables number that you’re showing. A lot of that is the European systems integration business.
Kevin Rubin — MRV Communications — CFO, Communications
That is correct.

Exhibit 99.2-9

Tim Quinlick — Mayo Capital — Analyst
And how — is that — is that where the debt level resides, as well?
Kevin Rubin — MRV Communications — CFO, Communications
That’s correct.
Tim Quinlick — Mayo Capital — Analyst
Okay. And can you give me sort of a progression as to how the receipt — the inventory levels will work down over the next couple of quarters?
Kevin Rubin — MRV Communications — CFO, Communications
I’m not necessarily guiding that they will work down. I think the point to the increase this quarter is that we did build inventory for Luminent to meet its demand as well as we do have inventory increases related to the systems integration business. So if they’re involved in projects, there is inventory build that gets released when the project is complete.
Tim Quinlick — Mayo Capital — Analyst
Okay, all right.
Kevin Rubin — MRV Communications — CFO, Communications
So depending on business growth that will drive where the inventory levels level off at.
Tim Quinlick — Mayo Capital — Analyst
Okay, all right. The next question I have gets back to the TRIBOC RFP as they call it. It continues to be pushed out here. How does that affect your competitive position in GPON, given my impression that you guys had clearly the lead there with some of your key customers.
Kevin Rubin — MRV Communications — CFO, Communications
Actually, I think it’s a perceived push up. I think it’s consistent with the timing that we’re seeing, is actually relatively consistent with what our initial expectations with our experience with GPON in terms of timing for the overall qualification process, we know the cycles and the development time for these products take always a bit longer than what are initially anticipated. I don’t think it impacts us in any way negatively. I think the — we have a continual technical engagement with the customers and the technical requirements for the GPON are definitely significantly more challenging than the BPON, so, we’re working with our customers as we did in BPON to work through those technical challenges.
Tim Quinlick — Mayo Capital — Analyst
Okay, great. And just a question, if I may. You guys raised a fair amount of cash in this offering. Not seeing a lot of burn despite a little bit of build in inventories, and when I hear you guys talk about the capacity expansion on the ONT side to support what’s going on at Luminent, I’m a little bit kind of puzzled as to why so much capital was

Exhibit 99.2-10

raised and if you’d just give me a sense of your thought process on that and maybe what the Board was thinking about there?
Noam Lotan — MRV Communications — CEO, President
Yes, I think Kevin also mentioned that we have also the balance sheet, we’re a stronger company now and it makes us more competitive as we compete on — on the larger deployments. At the same time, we have begun utilizing some of the funds for an increase in working capital to support the growth, especially on the Luminent side. And we reserved some of it, potentially for future acquisitions that we might consider if they make sense for the Company.
Tim Quinlick — Mayo Capital — Analyst
Would that be to round out either networking or the optical side?
Noam Lotan — MRV Communications — CEO, President
Well, it can be either.
Tim Quinlick — Mayo Capital — Analyst
Either? Okay. And one other question — I know you answered the — the Luminent unlocking the value part of the equation, but I guess the other part of the equation is you’ve got a European system integration business that arguably is affecting the overall valuation of your company, given, certainly the great progress you’ve made in improving gross margins in your networking business and the huge ramp in margins on the optical side. Any thoughts, maybe taking sort of action on that side of the equation?
Noam Lotan — MRV Communications — CEO, President
Well, I want to reiterate the value that we see in our European system integration business. It is a tremendous vehicle to Tier 1 carriers that we have in Europe and we certainly want to take full advantage of it. Having those assets on the ground in Europe puts us at equal footing with a much larger network equipment vendors and gives us a real chance to penetrate and we have. We are now addressing the likes of a France telecom and telecom Italian, and Fast web and Portugal telecom. There are so many opportunities that we — we certainly benefit from that and I think there’s a tremendous value for us in that. Not to mention the fact that they are generating cash and they are basically contributing to our operation expense, our headquarters expense, as well.
Tim Quinlick — Mayo Capital — Analyst
Okay, great. And just one final question if I may, and then I’ll — there’s some uncertainty coming into the quarter today given the Tellabs results, about sort of the sequential growth there or negative growth there. Can you give us a sense of your visibility going into any one quarter, in terms of the lead times there that you’ve got? On the ONT side?
Kevin Rubin — MRV Communications — CFO, Communications
Yes, we generally have — for the — you’re talking about the Fiber-to-the-Premise business, right?
Tim Quinlick — Mayo Capital — Analyst
Exactly.

Exhibit 99.2-11

Kevin Rubin — MRV Communications — CFO, Communications
We generally have 12-week visibility.
Tim Quinlick — Mayo Capital — Analyst
Okay. So—.
Kevin Rubin — MRV Communications — CFO, Communications
At one one week in time, we can see 12 weeks out. We have forecast obviously much deeper, all the way out — a year out, but, in terms of hard, supply and demand, we get 12 weeks.
Tim Quinlick — Mayo Capital — Analyst
Okay.
Kevin Rubin — MRV Communications — CFO, Communications
12 weeks visibility there—. Hard visibility on 12 weeks and soft visibility out a year.
Tim Quinlick — Mayo Capital — Analyst
And you’re saying that any weakness that Tellabs saw wasn’t related to the ONT side of the FTTP rollout?
Kevin Rubin — MRV Communications — CFO, Communications
That’s correct.
Tim Quinlick — Mayo Capital — Analyst
Okay, great. Thanks a lot and great quarter, guys.
Noam Lotan — MRV Communications — CEO, President
Thank you.
Operator
Thank you. [OPERATOR INSTRUCTIONS] Our next question is a follow-up question from Greg Waters.
Greg Waters — Investors Asset Management — Analyst
Just a quick question on margins. You may have addressed this, either this quarter or in the past, but for some reason I’m under the assumption you have larger margins on the metro transceivers, is that accurate and if so can you break that out?

Exhibit 99.2-12

Kevin Rubin — MRV Communications — CFO, Communications
It is accurate but we’re not breaking it out right yet.
Greg Waters — Investors Asset Management — Analyst
Okay, thank you.
Operator
Thank you. At this time, I show no further questions.
Noam Lotan — MRV Communications — CEO, President
Okay, thank you, operator. So since there are no further questions, I would like to thank you all for being on our call today. We’re looking forward to another strong quarter. The momentum continues and we have confidence that not only we are going to have a strong quarter in Q2 but also are going to be able to return to sustained profitability by the end of the year. Thank you very much, everybody. We appreciate your time and we hope to see you on our next call. Thank you.
Operator
Thank you. And ladies and gentlemen, this concludes the first quarter 2006 financial results conference call. If you’d like to listen to the replay of today’s conference, you may dial (303)590-3000 or 1-800-405-2236 and you will need to enter the access code of 11058530 followed by the pound sign. Once again, thank you for participating and at this time, you may now disconnect.

Exhibit 99.2-13

1st Quarter 2006 Financial Results Teleconference April 26, 2006 MRV Communications, Inc. 20415 Nordhoff Street Chatsworth, California 91311 (818) 886-MRVC (6782) www.mrv.com

EXHIBIT 99.2 - 14

Introduction Anne-Marie Frisch Investor Relations Overview & Highlights Noam Lotan President and CEO Financial Review Kevin Rubin CFO Executive Review Near Margalit CEO, LuminentOIC Q & A

EXHIBIT 99.2 - 15

Forward-Looking Statement Disclosure This presentation contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by that section. These forward- looking statements include statements by MRV's management team relating to the competitive environment in 2005 and the Company's expectations of future success in achieving its objectives. Any forward-looking statements in this press release/teleconference/presentation are subject to a number of risks and uncertainties, including the strength of the overall economy and the high technology market in particular, competition, product development efforts, and acceptance of MRV Communications' current and future products. Actual results could differ materially from those projected in our forward-looking statements. For further information regarding risks and uncertainties associated with MRV's business, please refer to the "Management's Discussion and Analysis of Results of Operations and Financial Condition" and "Risk Factors" sections of MRV's SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting MRV's investor relations department or at MRV's investor relations website at http://ir.mrv.com. All information in this presentation is as of April 26, 2006. MRV undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in MRV's expectations.

EXHIBIT 99.2 - 16

Important Information Regarding Q1 2006 Non-GAAP Financial Measures During this presentation references to financial measures of MRV will include references to non-GAAP financial measures for Q1 2006. These non-GAAP financial measures exclude the non-cash share-based compensation expense as a result of the adoption of SFAS No. 123(R) on January 1, 2006. Prior period amounts have not been restated to include share-based compensation expense, as permitted by SFAS No. 123(R). A reconciliation between GAAP and non-GAAP financial information for Q1 2006 is provided on the following slide.

EXHIBIT 99.2 - 17

Q1 2006 Financial Review

Q1 2006 Non-GAAP Reconciliation

(in $000's)	MRV Communications, Inc	Networking Group	Optical Components Group	Development Stage Group
Q1 2006 GAAP net loss	(3,681)	(2,972)	(474)	(100)
Share-based compensation expense (SFAS 123(R) expense) included in Cost of goods sold	72	24	48	-
Share-based compensation expense (SFAS 123(R) expense) included in Product development and engineering	205	127	78	-
Share-based compensation expense (SFAS 123(R) expense) included in Selling, general and administrative	462	360	102	-
Q1 2006 Non-GAAP net loss	(2,942)	(2,461)	(246)	(100)
Loss per share:				
GAAP loss per share - basic and diluted	($0.03)			
Non-GAAP loss per share - basic and diluted	($0.03)			
Weighted average number of shares:				
Basic and diluted	107,714			

Slide No. 5

MRV

Q1 2006 Non-GAAP Reconciliation Q1 2006 Financial Review Q1 2006 Financial Review Q1 2006 Financial Review

EXHIBIT 99.2 - 18

1st Quarter 2006 Financial Results Teleconference Overview & Highlights Noam Lotan President and Chief Executive Officer

EXHIBIT 99.2 - 19

MRV

MRVC NASDAQ LISTED

1st Quarter 2006 Financial Results Teleconference Financial Review

Kevin Rubin
Chief Financial Officer

1st Quarter 2006 Financial Results Teleconference Financial Review Kevin Rubin Chief Financial Officer

EXHIBIT 99.2 - 20

Q1 2006 Financial Review

Non-GAAP Results of Operations Highlights

(in $000's)	Q1 2006	Q4 2005	Q1 2005	Quarter-Over-Quarter Q1 '06 vs. Q4 '05 $ Chg	% Chg	Year-Over-Year Q1 '06 vs. Q1 '05 $ Chg	% Chg
Revenue	77,262	91,169	62,007	(13,907)	(15 %)	15,255	25 %
Gross profit	25,857	26,837	21,044	(980)	(4 %)	4,813	23 %
Gross margin (%)	*34%*	*29%*	*34%*		*17%*		*0%*
R&D expenses	6,775	7,100	6,531	(325)	(5 %)	244	4%
SG&A expenses	20,252	20,293	18,280	(41)	0 %	1,972	11 %
Total operating expenses	27,027	27,393	24,811	(366)	(1 %)	2,216	9 %
Operating income (loss)	(1,170)	(556)	(3,767)	(614)	110 %	2,597	(69 %)
Net income (loss)	(2,942)	(2,575)	(6,437)	(367)	14 %	3,495	(54 %)
Earnings per share:							
Basic	($0.03)	($0.02)	($0.06)				
Diluted	($0.03)	($0.02)	($0.06)				
Weighted average number of shares:							
Basic	107,714	104,464	104,144				
Diluted	107,714	104,464	104,144				

Slide No. 8

MRV

Non-GAAP Results of Operations Highlights Q1 2006 Financial Review Q1 2006 Financial Review Q1 2006 Financial Review

EXHIBIT 99.2 - 21

Q1 2006 Financial Review

Non-GAAP Networking Group Highlights

(in $000's)	Q1 2006	Q4 2005	Q1 2005	Quarter-Over-Quarter Q1 '06 vs. Q4 '05 $ Chg	% Chg	Year-Over-Year Q1 '06 vs. Q1 '05 $ Chg	% Chg
Revenue	57,717	77,809	50,162	(20,092)	(26%)	7,555	15%
Gross profit	21,684	23,943	20,043	(2,259)	(9%)	1,641	8%
Gross margin (%)	*38%*	*31%*	*40%*		*23%*		*(5%)*
Operating costs and expenses	22,289	23,050	20,645	(761)	(3%)	1,644	8%
Operating income (loss)	(605)	893	(602)	(1,498)	(168%)	(3)	0%

Slide No. 9

MRV

Non-GAAP Networking Group Highlights Q1 2006 Financial Review Q1 2006 Financial Review Q1 2006 Financial Review

EXHIBIT 99.2 - 22

Q1 2006 Financial Review

Non-GAAP Optical Group Highlights

(in $000's)	Q1 2006	Q4 2005	Q1 2005	Quarter-Over-Quarter Q1 '06 vs. Q4 '05 $ Chg	Quarter-Over-Quarter Q1 '06 vs. Q4 '05 % Chg	Year-Over-Year Q1 '06 vs. Q1 '05 $ Chg	Year-Over-Year Q1 '06 vs. Q1 '05 % Chg
Revenue	20,398	14,305	13,054	6,093	43%	7,344	56%
Gross profit	4,333	2,894	1,001	1,439	50%	3,332	333%
Gross margin (%)	*21%*	*20%*	*8%*		*5%*		*163%*
Operating costs and expenses	4,431	3,934	3,731	497	13%	700	19%
Operating income (loss)	(98)	(1,040)	(2,730)	942	(91%)	2,632	(96%)

Slide No. 10

MRV

Non-GAAP Optical Group Highlights Q1 2006 Financial Review Q1 2006 Financial Review Q1 2006 Financial Review

EXHIBIT 99.2 - 23

Q1 2006 Financial Review

Non-GAAP Development Group Highlights

(in $000's)	Q1 2006	Q4 2005	Q1 2005	Quarter-Over-Quarter Q1 '06 vs. Q4 '05 $ Chg	Quarter-Over-Quarter Q1 '06 vs. Q4 '05 % Chg	Year-Over-Year Q1 '06 vs. Q1 '05 $ Chg	Year-Over-Year Q1 '06 vs. Q1 '05 % Chg
Revenue	-	-	-	-	0%	-	0%
Gross profit	-	-	-	-	0%	-	0%
Gross margin (%)	###	###	###		###		###
Operating costs and expenses	307	409	435	(102)	(25%)	(128)	(29%)
Operating income (loss)	(307)	(409)	(435)	102	(25%)	128	(29%)

Slide No. 11

MRV

Non-GAAP Development Group Highlights Q1 2006 Financial Review Q1 2006 Financial Review Q1 2006 Financial Review

EXHIBIT 99.2 - 24

Q1 2006 Financial Review

Revenue Analysis by Geographical Region

(in $000's)	Q1 2006	Q4 2005	Q1 2005	Quarter-Over-Quarter Q1 '06 vs. Q4 '05 $ Chg	Quarter-Over-Quarter Q1 '06 vs. Q4 '05 % Chg	Year-Over-Year Q1 '06 vs. Q1 '05 $ Chg	Year-Over-Year Q1 '06 vs. Q1 '05 % Chg
Americas	25,266	21,312	17,711	3,954	19%	7,555	43%
Europe	49,013	67,390	41,269	(18,377)	(27%)	7,744	19%
Asia Pacific	2,930	2,403	2,872	527	22%	58	2%
Other regions	53	64	155	(11)	(17%)	(102)	(66%)
Total Revenue	77,262	91,169	62,007	(13,907)	(15%)	15,255	25%

Slide No. 12

MRV

Revenue Analysis by Geographical Region Q1 2006 Financial Review Q1 2006 Financial Review Q1 2006 Financial Review

EXHIBIT 99.2 - 25

Q1 2006 Financial Review

Revenue Analysis by Product Line

				Quarter-Over-Quarter Q1 '06 vs. Q4 '05		Year-Over-Year Q1 '06 vs. Q1 '05	
(in $000's)	Q1 2006	Q4 2005	Q1 2005	$ Chg	% Chg	$ Chg	% Chg
Fiber optic components (1)	20,381	14,214	12,230	6,167	43%	8,151	67%
Switches and routers	17,336	27,614	11,962	(10,278)	(37%)	5,374	45%
Console management products	3,379	4,843	4,340	(1,464)	(30%)	(961)	(22%)
Physical layer products	18,481	21,433	17,946	(2,952)	(14%)	535	3%
Services	7,014	9,929	6,002	(2,915)	(29%)	1,012	17%
Other	10,671	13,136	9,527	(2,465)	(19%)	1,144	12%
Total Revenue	77,262	91,169	62,007	(13,907)	(15%)	15,255	25%

(1) Please note that our Networking Group also sells certain fiber optic components such as pluggable optics, which are part of its system solutions

Slide No. 13

Revenue Analysis by Product Line Q1 2006 Financial Review Q1 2006 Financial Review Q1 2006 Financial Review

EXHIBIT 99.2 - 26

Q1 2006 Financial Review

Financial Position Highlights

(in $000's)	Q1 2006	Q4 2005	Quarter-Over-Quarter Q1 '06 vs. Q4 '05 $ Chg	% Chg
Assets				
Cash position[1]	**131,840**	69,459	62,381	90%
Cash to debt[2] ratio	**2.55**	1.29		98%
Accounts receivable, net	**89,306**	92,466	(3,160)	(3%)
Days receivables (days)	**105**	92	13	14%
Inventories	**54,974**	42,216	12,758	30%
Days inventory (days)	**97**	60	37	62%
Liabilities				
Accounts payable	**48,449**	45,372	3,077	7%
Short-term obligations[3]	**28,393**	30,378	(1,985)	(7%)
Long-term obligations	**23,216**	23,284	(68)	0%

(1) Includes cash and cash equivalents, short and long-term marketable securities and time deposits

(2) Includes short-term obligations, long-term debt including current portion and convertible notes

(3) Includes current portion of long-term debt and short-term obligations

Slide No. 14

MRV

Financial Position Highlights Q1 2006 Financial Review Q1 2006 Financial Review Q1 2006 Financial Review

EXHIBIT 99.2 - 27

1st Quarter 2006 Financial Results Teleconference Executive Overview Near Margalit Chief Executive Officer, LuminentOIC

EXHIBIT 99.2 - 28

1st Quarter 2006
Financial Results Teleconference
Q & A

1st Quarter 2006 Financial Results Teleconference Q & A

EXHIBIT 99.2 - 29